UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2018

Aileron Therapeutics, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

281 Albany Street Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement

On April 4, 2018, a lease agreement (the “Lease”) entered into between Aileron Therapeutics, Inc. (the “Company”) and 480 Arsenal Group LLC, (the “Landlord”) became effective. The Lease is for approximately 18,609 square feet of office and lab space in Watertown, Massachusetts. The Lease has an initial term of eight years and provides the Company with an option to extend the lease term for one additional five-year period. The Lease provides for monthly rent payments during the initial eight-year term of $82,189.75, increasing 3% per year. In the event that the Company exercises its option to extend the lease term, the Lease provides for monthly rent payments during the additional five-year period at the then-current market rent. In addition to rent, the Lease requires the Company to pay additional amounts for taxes, insurance, maintenance and other operating expenses.

The Company is also required to provide a $568,412 security deposit, which the Company expects to provide in the form of a letter of credit in the favor of the Landlord.

The foregoing summary of the principal terms of the Lease does not purport to be complete and is qualified in its entirety by reference to the complete text of the Lease, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aileron Therapeutics, Inc.

Date: April 9, 2018	By:	/s/ Joseph A. Yanchik III
Joseph A. Yanchik III
President and Chief Executive Officer